ACCOUNT AGREEMENT



          THIS ACCOUNT AGREEMENT, dated as of June 3, 1999 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the "Agreement"), by and among RIVIERA BLACK HAWK, INC., a Colorado corporation ("Owner"), IBJ WHITEHALL BANK & TRUST COMPANY, a New York banking association, having an office at One State Street, New York, New York 10004, as trustee (in such capacity, together with its successors and assigns, the "Trustee") pursuant to the Indenture referred to below, and IBJ WHITEHALL BANK & TRUST COMPANY, a New York banking association (together with its successors and assigns, the "Company"), upon the following terms and conditions:

                                    RECITALS

          A. Owner desires that the Company hold certain financial assets and perform certain services as a securities intermediary.

          B. The Company is willing to hold such assets and to perform such services, subject to the terms and conditions of this Agreement and the Pledge Agreement (as hereinafter defined).

          C. Owner and the Trustee have heretofore entered into that certain Pledge and Assignment Agreement of even date herewith (as the same may be amended, restated, supplemented or otherwise modified from time to time, the "Pledge Agreement"), which has in turn been acknowledged by the Company.

          NOW,   THEREFORE,   for  valuable   consideration,   the  receipt  and
sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

          1. Custody of Property. Owner hereby authorizes, appoints and directs Company to act as custodian of the financial assets in Account Nos. 630000038.1, 630000038.2, 630000038.3 and 630000038.4 at the Company (the "Accounts"),
subject to the Pledge Agreement. The Company agrees to maintain the Accounts at its office in New York, New York (One State Street, New York, New York 10004), hold these assets in the Accounts and serve as custodian for the Accounts in accordance with this Agreement and the Pledge Agreement.

          2. Title to Securities. Title to the assets held in the Accounts shall be held in accordance with the provisions set forth in the Pledge Agreement.

          3. Company's Duties Regarding Investments. The Company shall have no responsibility for supervision or management of any property at any time in the Accounts except as provided in this Agreement or the Pledge Agreement. The Company's responsibility with regard to the sale, purchase or exchange of investments shall be limited to following the written orders of the Trustee, without the need for further consent by Owner.

          4. Collection of Income and Principal. The Company shall collect income and principal becoming due on the assets in the Accounts but shall be under no responsibility or duty to undertake collection efforts or to instigate or participate in any legal proceedings or to retain counsel in an effort to accomplish such collection. The Company shall advise Owner and the Trustee within a reasonable time of any non-payment of principal or income. Any income received shall be disposed of as set forth in the Pledge Agreement.

          5. Instructions: Signatures. Instructions to the Company must be in writing, with copies of such instructions sent to Owner. All instructions and directions for the Accounts must be signed by a person or persons duly authorized to sign on behalf of the Trustee in such form as the Company may reasonably require. Specimen signatures of all persons to whom authority has been delegated shall be furnished. The following employees of the Trustee are authorized to deliver instructions to the Company hereunder:

Name                     Title

----------------         ------------------            ---------------------
                                                       Specimen Signature

----------------         ------------------            ---------------------
                                                       Specimen Signature

          6. Accounting. The Company shall keep complete and accurate books of account showing all receipts, disbursements and transactions in the Accounts and shall prepare and deliver to Owner and the Trustee periodic reports summarizing the activity in the Accounts. Owner agrees that it retains the obligation to prepare and file all required state and federal tax reports and returns and to pay any taxes related to its ownership of the assets in the Accounts.

          7. Authority. Any person executing this agreement in a fiduciary or other representative capacity represents that they have full power and authority to do so and that any applicable or required court, partnership, corporate or other authority has been duly and properly given and continues as of the date hereof.

          8. Fees and Costs. So long as the Company serves as Trustee under the Indenture, the Company shall not receive additional compensation for its services hereunder. Owner agrees to pay all costs incurred by the Company in connection with the Accounts. Such costs will be paid by Owner directly to the Company upon demand.

          9. Applicable Law; Venue; Attorneys' Fees. The internal laws of the State of New York apply to this Agreement and shall be binding upon the Company, Owner and the Trustee and their respective successors and assigns. The parties hereto irrevocably submit to the non-exclusive jurisdiction of any state or federal court sitting in the City of New York over any suit, action or proceeding arising out of or relating to this Agreement. In the event of any dispute regarding this Agreement, the parties agree that the prevailing party shall be entitled to such costs and attorneys' fees as the court may adjudge reasonable.


                 (Authorized Signers page to Account Agreement)

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                            OWNER:

                            RIVIERA BLACK HAWK, INC.,
                            a Colorado corporation



                            By:_______________________________________
                            Name:_____________________________________
                            Title:____________________________________


                            COMPANY:

                            IBJ WHITEHALL BANK & TRUST COMPANY,
                            a New York banking association



                            By:_______________________________________
                            Name:_____________________________________
                            Title:____________________________________


                            TRUSTEE:

                            IBJ WHITEHALL BANK & TRUST COMPANY,
                            a New York banking association



                            By:_______________________________________
                            Name:_____________________________________
                            Title:____________________________________


                      [Signature Page to Account Agreement]